Exhibit (a)(1)(iii)

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

Regarding Class F1 Units, Class F2 Units, Class A Units and Class I Units

of

MACQUARIE FOCUSED ACCESS FUND, LLC

Tendered Pursuant to the Offer to Purchase
Dated November 2, 2026

If you do not wish to sell any of your Units, please disregard this Letter of Transmittal.

Investors that are Morgan Stanley Wealth Management clients should submit completed and signed tender documents to their financial advisor. Morgan Stanley Wealth Management advisors should submit completed tender documents to the Order Entry System by the end of the day on Tuesday, December 1, 2026 at 12:00 midnight, New York time.

THE OFFER AND WITHDRAWAL RIGHTS WILL
EXPIRE AT, AND THIS LETTER OF TRANSMITTAL
MUST BE RECEIVED BY UMB FUND SERVICES, INC. BY
THE END OF THE DAY ON TUESDAY, DECEMBER 1, 2026,
AT 12:00 MIDNIGHT, NEW YORK TIME, UNLESS THE
OFFER IS EXTENDED.

To assure good delivery, please send this Letter of Transmittal to your financial advisor if you are a Morgan Stanley Wealth Management investor. For any direct investor, please send this Letter of Transmittal to UMB Fund Services, Inc.

Ladies and Gentlemen:

The undersigned hereby tenders to Macquarie Focused Access Fund, LLC, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the units of limited liability company interests of the Fund ("Units") held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated November 2, 2026 (the "Offer to Purchase"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Units tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Units tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase the Units tendered hereby. The undersigned recognizes that, if the Offer is oversubscribed, not all of the undersigned's Units will be purchased.

The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of the Fund's Administrator, UMB Fund Services, Inc. ("UMB"), to receive this Letter of Transmittal or any other document. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.

Investors are responsible for confirming receipt of this Letter of Transmittal and, therefore, must contact the Fund at the phone number set forth above. Please allow 48 hours for this Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt. If you fail to confirm receipt of this Letter of Transmittal, there can be no assurance that your tender has been received by the Fund.

Cash payments due will be deposited directly to the brokerage firm of record or, if not held at a brokerage firm, directly to the account designated by the undersigned.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

Macquarie FOCUSED ACCESS FUND, LLC

If you do not want to sell your Units at this time, please disregard this notice. This is simply notification of the Fund's tender offer. If you choose to tender, you are responsible for confirming that UMB Fund Services, Inc. ("UMB") has received your documents by the Tender Offer Termination Date. Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt. To assure good delivery, please send this page to your Morgan Stanley financial advisor or, in the case of direct investors, to UMB. This Letter of Transmittal must be received by UMB by the end of the day on Tuesday, December 1, 2026, at 12:00 midnight, New York time, unless the offer is extended.

Morgan Stanley Wealth Management Investors:

- Investors that are Morgan Stanley Wealth Management clients should submit completed and signed tender documents to their financial advisor.

- Morgan Stanley Wealth Management advisors should submit completed tender documents to their Order Entry System by the end of the day on Tuesday, December 1, 2026 at 12:00 midnight, New York time.

MORGAN STANLEY WEALTH MANAGEMENT CLIENTS SHOULD NOT FAX OR MAIL TENDER DOCUMENTS DIRECTLY TO THE FUND.

Direct Investors: Please fax or mail (this page only) via certified mail or overnight delivery to:

Macquarie Focused Access Fund, LLC

c/o UMB Fund Services, Inc.
235 W. Galena Street

Milwaukee, Wisconsin 53212

Attn: Tender Offer Administrator

For additional information:

Phone:     1-888-998-9818
Fax:          (816) 860-3140

Part 1. Name:
Name of Investor:

SS# or Taxpayer ID #:	Phone #:

Morgan Stanley Account #:

Part 2. Amount of Units of the Fund to be Tendered (please check one):

☐	All Units.

☐	Units with a specific dollar value:
Class F1 Units: $___________ Class F2 Units: $___________ Class A Units: $___________ Class I Units: $___________

Subject to maintenance of a minimum balance of $25,000 (the "Required Minimum Balance"). The undersigned understands that if the undersigned tenders an amount that would cause the undersigned's account balance to fall below the Required Minimum Balance, the Fund reserves the right to reduce the amount to be purchased from the undersigned so that the Required Minimum Balance is maintained.

Amounts payable are subject to proration as described in the Offer to Purchase.

Part 3. Cash Payment:

If our records indicate that you hold your account through a brokerage firm, your payment will be made through such brokerage firm.  If your account is not held at a brokerage firm, please provide the following information:

Bank Name:

ABA Number:

Account Name:

Account Number:

For Further Credit Account Name:

For Further Credit Account Number:

Part 4. Signature(s):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Certification) / Date
Print Name of Investor:

Joint Tenant Signature:
(If joint tenants, both must sign.)	(Signature of Owner(s) Exactly as Appeared on Investor Certification) / Date
Print Name of Joint Tenant:

FOR OTHER INVESTORS:

Print Name of Investor:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Certification) / Date
Print Name of Signatory and Title:

Co-Signatory if necessary:
(Signature of Owner(s) Exactly as Appeared on Investor Certification) / Date
Print Name of Co-Signatory and Title: